UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                   FORM 8-K/A



                           AMENDMENT TO CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 28, 2006



                           ONSTREAM MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)



           Florida                     000-22849                6500420146
(State or Other Jurisdiction          (Commission            (I.R.S. Employer
      of Incorporation)              File Number)           Identification No.)




                   1291 SW 29 Avenue, Pompano Beach, FL 33069
               (Address of Principal Executive Office) (Zip Code)


                                 (954) 917-6655
              (Registrant's telephone number, including area code)


                                       N/A
         (Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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

Item 1.01 Entry into a Material Definitive Agreement and

Item 3.02 Unregistered Sale of Equity Securities

      On March 28, 2006 we completed the execution of agreements  with seventeen
(17) investors for a new $2.5 million financing, consisting of Subordinated Convertible Debentures and Warrants. The Subordinated Convertible Debentures, which have a 48-month term, bear interest at a rate of 8% annually, payable
quarterly  in  cash  or  registered   stock  at  our  option  based  on  certain
requirements, and have a fixed conversion rate of $1.00. The five-year warrant grants the right to purchase 35,000 shares of our common stock per $100,000 of Debentures, with an exercise price equal to $1.50 per share exercisable starting six months after closing. We also agreed to issue to placement agents, in addition to placement fees of 7% of the gross proceeds paid in cash, additional warrants with identical terms to purchase an aggregate of up to 250,000 common shares.

      We have the right at any time, if there is an effective registration statement while any Debentures are still outstanding to redeem all or part of the then outstanding Debentures at 115% of the principal amount of the Debentures. The Debenture holders will have the right within 5 days to convert the amount of Debentures to be redeemed or allow us to redeem them.

      If at any time while the Debentures are outstanding and for a minimum of 20 days during any 30 day period, the closing price of our common stock exceeds $1.50 per share, then an amount of Debentures equal to the total volume for the 30 day period multiplied by the average daily closing price multiplied by 20% will automatically convert into shares of common stock at the Conversion Price. Each Debenture will be converted on a pro-rata basis based on initial principal.

      At the end of the 21st month any Debentures still outstanding shall be paid in nine (9) equal quarterly installments ("Quarterly Installment") with the first payment to be due in the 24th month from final closing with 8% interest and all conversion and redemption terms remaining in effect. We will have the option to pay the Quarterly Installment in cash or in stock. The option to pay in stock will only be available if the average closing price of the stock for the prior 20 days from the due date is greater than $1.00 per share. The Quarterly Installment will be satisfied first through the issuance of shares at the Conversion Price utilizing the following formula: 20% of the total volume for that quarter multiplied times the average closing price for that quarter up to the Quarterly Installment amount. To the extent that this results in an insufficient amount to satisfy the Quarterly Installment at the option of the investor, the balance would be satisfied with cash or the issuance of shares at their conversion price. In addition, in any quarter where the above formula results in an excess of the Quarterly Installment, at the option of a majority of the holders, an additional amount up to the 20% limit may be converted and applied to the last Quarterly Payment (or to prior Quarterly Installments once the last has been paid in full). Any other conversions, automatic or requested, that occur after the 21st month will apply to the last Quarterly Installment or prior Quarterly Installments once the last is paid in full. Any stock issuances will be limited to 19.9% of the outstanding shares, unless shareholder approval has been obtained.

      The form of the  Subordinated  Secured  Convertible  Note is  attached  as
Exhibit 4.1, the form of the $1.50 Warrant is attached as Exhibit 4.2, the form of the Subscription Agreement is attached as Exhibit 10.1, the form of the Subordination Agreement is attached as Exhibit 10.2, and the form of the Security Agreement is attached as Exhibit 10.3.

      All of the financing transaction securities were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on exemptions therefrom as provided by Section 4(2) and Regulation D of the Securities Act of 1933, for securities issued in private transactions to accredited investors.

      Among other terms of the financing transaction, we have agreed not to issue an equity or equity-linked issuance below the $1.00 conversion price for a period of one year. We also agreed to file for the registration of the underlying common shares within 30 days of the final closing and may incur a penalty of up to 15% of the transaction amount if the registration is not completed in accordance with various deadlines specified in the documents.

Item  7.01 Regulation FD Disclosure

      On March 29, 2006, we issued a press release announcing the above described financing. A copy of the press release, which is incorporated herein by reference, was attached as Exhibit 99.1 to Form 8-K filed by us on March 29, 2006.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

         The following exhibits are filed with this report, except Exhibit 99.1, which was included in the Form 8-K filed on March 29, 2006:

      4.1 Form of Subordinated Secured Convertible Note

      4.2 Form of $1.50 Warrant

      10.1 Form of Subscription Agreement for Subordinated Secured Convertible Notes

      10.2 Form of Subordination Agreement

      10.3 Form of Security Agreement

      99.1 Press Release issued March 29, 2006

The foregoing descriptions are qualified in their entirety by reference to the full text of such exhibits.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this amended report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                  ONSTREAM MEDIA CORPORATION

         Date:  April 3, 2006                     /s/ Robert E. Tomlinson
                                                  -----------------------
                                                  Robert E. Tomlinson
                                                  Chief Financial Officer